Exhibit 23.2



            Consent of PricewaterhouseCoopers LLP

     We hereby consent to the incorporation by reference in the Prospectus forming part of Amendment No. 3 to the Registration Statement on Form S-3 (No. 333-79563) and the Registration Statement on Form S-3 (No. 33-43443) of Reynolds Metals Company under the Securities Act of 1933, of our reports dated January 8, 1999, on our audits of the consolidated financial statements and financial statement schedule of Alcoa Inc. and consolidated subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which reports are incorporated by reference or included in Alcoa Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998. We also consent to the reference to our firm under the caption "Independent Accountants."


PRICEWATERHOUSECOOPERS LLP
Pittsburgh, Pennsylvania
January 18, 2000